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Exhibit 99.5

GRUPO TMM, S.A.

Master Ballot

Class 4—Existing Note Claims

9 1/2% Notes due 2003		10 1/4% Senior Notes due 2006
CUSIP No. 893868AA7	and	CUSIP No. 893868AC3
ISIN No. US893868AA72		ISIN No. US893868AC39

        Grupo TMM, S.A. is soliciting prepetition votes on its proposed "pre-packaged" Plan Of Reorganization Of Grupo TMM, S.A., Under Chapter 11 Of The Bankruptcy Code, dated [    ], 2004 (the "Plan"). This master ballot is to be used by you—as a broker, bank or other nominee; or as the proxy holder of a nominee or beneficial owner—to record and transmit the votes of the beneficial owners of Grupo TMM, S.A.'s 9 1/2% Notes due 2003 (the "2003 Notes") and its 10 1/4% Senior Notes due 2006 (the "2006 Notes," and together with the 2003 Notes, the "Existing Notes") to accept or reject the Plan.

        We previously sent you for prompt delivery to beneficial owners our "Solicitation Package," consisting of a Prospectus, dated [    ], 2004 (the "Prospectus"), and a beneficial owner ballot. Please take any action required to enable each beneficial owner to timely vote its Existing Notes to accept or reject the Plan. For beneficial owner ballots returned to you, you must (1) execute this master ballot to reflect the voting instructions given to you in the beneficial owner ballots and (2) forward this master ballot to Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022 (the "Voting Agent"). Before you transmit any votes, please review this master ballot and the voting procedures set forth in Section [    ] of the Prospectus.

        Questions.    If you have any questions regarding this master ballot or the voting procedures or if you need additional copies of the master ballot or the Solicitation Package, please contact the Voting Agent at 212-750-5833.

DEADLINE

The Voting Deadline is [    ] [    ].m. (New York City time), [    ], 2004, unless extended by Grupo TMM, S.A. If the Voting Agent does not receive your master ballot on or before the Voting Deadline, the votes included in your master ballot will not count. Do not fax this ballot or any beneficial owner ballot to the Voting Agent; faxed ballots will not be counted.

        Grupo TMM, S.A. will announce any extensions of the Voting Deadline by a press release issued before 9:00a.m. (New York City time) on the first business day following the (i) Voting Deadline or (ii) the date to which the Voting Deadline was last extended.

        No fees, commissions or other remuneration will be payable to any broker, bank, dealer, nominee or other person for soliciting ballots accepting the Plan. We will, however, upon request, reimburse you for customer mailing and handling expenses incurred by you in forwarding the Solicitation Package to your clients.

        Grupo TMM, S.A. has not commenced a chapter 11 bankruptcy case. It may choose to do so and to seek the Plan's prompt confirmation by the bankruptcy court. If the bankruptcy court confirms the Plan, it will be binding on you whether or not you vote. This ballot will not constitute or be deemed a proof of claim or equity interest, or an assertion of a claim or equity interest and you are not required to file any proof of claim or interest at this time.

        This is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan. Holders should not surrender certificates representing Existing Notes with this ballot. The Voting Agent will not accept delivery of any certificates representing Existing Notes surrendered together with this master ballot.

        For information relating to the surrender of certificates representing Existing Notes, please refer to the section of the Prospectus entitled "The Exchange Offer and Consent Solicitation—Procedures for Tendering."

Nothing contained in this master ballot or in the enclosed documents renders you or any other person an agent for Grupo TMM, S.A. or the Voting Agent, or authorizes you or any other person to use any document or make any statement on behalf of any of them with respect to the Plan, except for the statements contained in the Solicitation Package.

HOW TO VOTE

  1.
  To transmit the votes of beneficial owners of Existing Notes, you may either:

  (a)
  deliver the Solicitation Package (which includes a beneficial owner ballot) to each beneficial owner for which you hold Existing Notes and take any action required to enable each beneficial owner to (i) complete and execute the beneficial owner ballot voting to accept or reject the Plan and (ii) return the completed, executed ballot to you in sufficient time to enable you to complete this master ballot and deliver it to the Voting Agent by the Voting Deadline;

or

  (b)
  prevalidate the beneficial owner ballot (by signing that ballot and by indicating on the ballot the record holder of the Existing Notes voted, the principal amount, and the appropriate account numbers through which the beneficial owner's holdings are derived, making sure to retain this information in your records for one year after the Voting Deadline) and then forward the ballot and the Solicitation Package to the beneficial owner of the Existing Notes for voting so that the beneficial owner may return the completed ballot directly to the Voting Agent in the enclosed return envelope.

        2.     For beneficial owner ballots returned to you, you must (a) complete this master ballot to reflect the voting instructions given to you in the beneficial owner ballots, (b) forward this master ballot to the Voting Agent, together with a copy of the beneficial owner ballots reflected on this master ballot, and (c) retain those beneficial owner ballots in your records for one year after the Voting Deadline.

        3.     To complete this master ballot properly, take the following steps:

  (a)
  Check the appropriate box in Item 1.

  (b)
  Vote to accept (for) or reject (against) the Plan in Item 2 for the Existing Notes held by you as the nominee or proxy holder on behalf of the nominee or the beneficial owners. Please provide information for each beneficial owner for whom you are voting Existing Notes in your name. If you are unable to disclose the identity of a beneficial owner, please use the customer account number assigned by you to that beneficial owner or, if no such customer account number exists, please assign a number to each account. Beneficial owners may not split their votes. Each beneficial owner must vote all its claims to accept or reject the Plan. If any beneficial owner has attempted to split its vote, please contact the Voting Agent immediately. Any ballot or master ballot which is validly executed, but which does not indicate acceptance or rejection of the Plan by the indicated beneficial owner, or which impermissibly attempts to split a vote, will not be counted.

  (c)
  Fill in the information requested in Item 3 for each beneficial owner that completed Item 3 of its ballot, if applicable.

  (d)
  Read and complete Item 4 carefully.

  (e)
  Sign and date this master ballot.

  (f)
  Provide your name and address.

  (g)
  If additional space is needed to respond to any item on the master ballot, please use additional sheets of paper clearly marked to indicate the applicable item of the master ballot to which you are responding.

  (h)
  Contact the Voting Agent if you have any questions about how to deliver this completed master ballot to the Voting Agent's offices.

  (i)
  Deliver this master ballot to the Voting Agent by the Voting Deadline.

        4.     If you are both the registered or record holder and beneficial owner of Existing Notes and you wish to vote them, you may return either a beneficial owner ballot or this master ballot for those Existing Notes.

Item 1:	Certification Of Authority To Vote. The undersigned certifies that it (please check applicable box):
☐	is a broker, bank or other nominee that on [ ], 2004 was the registered holder of the aggregate principal amount of Existing Notes listed in Item 2 below;
☐
is acting under a power of attorney, agency or proxy (a copy of which will be provided upon request) granted by a broker, bank or other nominee or a beneficial owner that on [ ], 2004 was the registered holder of the aggregate principal amount of Existing Notes listed in Item 2 below; or
☐
has been granted a proxy (an original of which is attached to this ballot) from a broker, bank or other nominee that on [ ], 2004 was the registered holder of the aggregate principal amount of Existing Notes listed in Item 2 below, and accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the beneficial owners of the Existing Notes listed in Item 2.

Item 2:	Existing Notes Claims (Class 4) Vote On Plan—Number Of Beneficial Owners. The undersigned certifies that: (a) the following beneficial owners of Existing Notes, as identified by their respective customer account numbers, were beneficial owners of Existing Notes on [ ], 2004 and have delivered to the undersigned beneficial owner ballots casting votes as indicated and containing instructions for the casting of those votes on their behalf; and (b) if the beneficial owner has purported to vote more or less than the aggregate principal amount or number of Existing Notes that the holder actually owned, the vote transcribed onto this master ballot reflects, based on the undersigned's records, the actual amount owned by the holder on [ ] , 2004:

Customer Name Or Account Number For Each Beneficial Owner Of Existing Notes	Face Amount Of Existing Notes
	To Accept (For) The Plan	To Reject (Against) The Plan

1.	$	$

2.	$	$

3.	$	$

4.	$	$

5.	$	$

6.	$	$

7.	$	$

8.	$	$

9.	$	$

10.	$	$

TOTALS	$	$

A beneficial owner must vote all its claims either to accept or reject the Plan, and may not split its vote. If a beneficial owner has purported to split its votes, do not enter any vote in this table. You should instead provide a separate tabulation of those ballots.
Item 3:
Additional Ballots Submitted by Beneficial Owners. The undersigned certifies that it has transcribed below the information, if any, provided in Item 3 of each beneficial owner ballot received from a beneficial owner:
Customer Name Or Account Number For Each Beneficial Owner Of Existing Notes
Transcribed From Item 3 Of Beneficial Owner Ballot
	Account Number	Name Of Holder	Principal Amount Of Other Existing Notes Voted	Coupon Or CUSIP Of Other Notes

1.			$

2.			$

3.			$

4.			$

5.			$

Item 4:	Certification. By signing this master ballot, the undersigned certifies that it:
	(a)	sent a copy of the Solicitation Package to each beneficial owner of Existing Notes for which the nominee indicated below was the record holder as of [ ], 2004;
	(b)	acknowledges that the solicitation of votes is subject to all the terms and conditions set forth in the Prospectus;
	(c)	obtained and transmitted the votes reflected in this master ballot in accordance with the instructions and procedures set forth in the Prospectus and this master ballot; and
(d)
agrees that to the extent it is voting as a beneficial holder or by power of attorney or proxy on behalf of a beneficial holder, it, or the beneficial holder on whose behalf it is voting, by voting in favor of the Plan, waives and rescinds any acceleration, whether as a result of the bankruptcy filing or otherwise, of the principal amount and accrued interest of its Existing Notes, for the period of the pendency of a chapter 11 bankruptcy case of Grupo TMM, S.A. through the earliest of (i) the effective date of the Plan, (ii) any termination of the chapter 11 bankruptcy case, and (iii) 120 days after the filing of the Plan. This waiver and extension will apply only to the accelerated principal and accrued and unpaid interest of those holders of Existing Notes who vote in favor of the Plan and will only take effect if the chapter 11 bankruptcy case is commenced.
Name of Broker, Bank or Other Nominee:

(Print or Type)
Participant Number:
Name of Proxy Holder or Agent for Broker, Bank or Other Nominee (if applicable):

(Print or Type)
Signature:
Name of Signatory:
Title:
(If Appropriate)
Address:
Telephone: ( ) Dated:

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EXHIBIT 99.5 - Master Ballot